Exhibit 10.44

Advisor Services Agreement

This Advisor Services Agreement (“Agreement”) is effective as of December 21, 2017, by and between Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Daniel N. Swisher, Jr. (the “Advisor”).

1.Appointment; Advisory Period.  The Advisor is hereby appointed to serve as a strategic advisor to the Company’s Board of Directors (the “Board”), and the Advisor, pursuant to the provisions of this Agreement, hereby agrees to assist with an orderly transition and advise the Board on Advisor’s area of expertise and experience (the “Services”). The Services will be rendered from time to time as reasonably requested by the Board at times mutually acceptable to the Advisor and the Board, beginning January 1, 2018, and continuing until December 31, 2018 (the “Advisory Period”), unless the appointment is terminated pursuant to Section 4 hereof. The parties may mutually agree, by a written agreement signed before the expiration date, to extend the Advisory Period beyond the expiration date.

2.Consideration.

(a)Compensation.  On January 5, 2018 (the “Compensation Date”) Advisor shall receive the following compensation: (i) a grant of shares of Company Common Stock, the number of shares of which shall be equivalent in value to Eighty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($83,333.33), measured at fair market value as determined by the Board as of the Compensation Date, and effective as of the Compensation Date; and (ii) a cash payment in the amount of Forty-One Thousand Six Hundred Sixty–Six Dollars and Sixty–Seven Cents ($41,666.67).  Advisor hereby acknowledges that Advisor has not earned, and is not eligible to receive, any bonus compensation, including without limitation any bonus under the Company’s 2017 Bonus Program adopted March 22, 2017, for Advisor’s services to the Company during calendar year 2017.

(b)Continued Vesting.  Advisor’s Services under this Agreement shall be deemed Continuous Service under the Company’s 2011 Equity Incentive Plan (the “Equity Plan”), and as such, Advisor’s previous grants of options to purchase Company equity, and other equity grants, shall continue to vest through the Advisory Period and for so long as Advisor continues to provide Services to the Company.  At the conclusion of the Advisory Period, any further vesting shall cease, and Advisor shall have until the date three (3) months after the Advisory Period expires to exercise vested options.  Except for the foregoing, all other rights and obligations with respect to Advisor’s Company equity shall be as set forth in the applicable stock option and restricted stock unit agreement(s), grant notice(s) and the Equity Plan.

3.Right to Contract; Conflict of Interest.  The Advisor hereby represents and warrants to the Company that (a) the Advisor has full right and authority to enter into this Agreement and to perform the Advisor’s obligations hereunder; and (b) the execution and delivery of this Agreement by the Advisor and the performance of the Advisor’s obligations hereunder will not conflict with or breach any agreement, order or decree to which the Advisor is a party or by which the Advisor is bound.

4.Termination of the Advisory Period. The Advisory Period may be terminated before the expiration date, either by the Company or by the Advisor, only upon material breach by the other party that remains uncured after a thirty (30)-day cure period that commences on the date of written notice to the other party of the material breach. The rights and obligations of Sections 5 though 9 will survive any termination or expiration of the Advisory Period.

5.Company’s Proprietary Rights and Nondisclosure.  The Advisor has previously executed and delivered to the Company the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) which shall remain in full force and effect during the Advisory Period and govern Advisor’s performance of Services.

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6.No Improper Use of Materials; Noncompetition.  The Advisor agrees not to bring to the Company or to use in the performance of Services any materials or documents of a present or former employer of the Advisor (except the Company), or any materials or documents obtained by the Advisor under a binder of confidentiality imposed by reason of another of the Advisor’s relationships, unless such materials or documents are generally available to the public or the Advisor has authorization from such present or former employer or client for the possession and unrestricted use of such materials. The Advisor understands that the Advisor is not to breach any obligation of confidentiality that the Advisor has to present or former employers or clients, and agrees to fulfill all such obligations during the Advisory Period.  The Advisor further agrees that, during the Advisory Period, the Advisor will not provide services of any kind to any individual or entity that, directly or indirectly, would reasonably be determined to be providing or developing any service or product that is competitive to the Company’s business.

7.Independent Contractor; Relationship of Parties.  THE ADVISOR IS AN INDEPENDENT CONTRACTOR, IS NOT AN EMPLOYEE OF THE COMPANY AND IS IN NO WAY AUTHORIZED TO MAKE ANY CONTRACT, AGREEMENT, OBLIGATION OR REPRESENTATION ON BEHALF OF THE COMPANY.  THE ADVISOR ACKNOWLEDGES THAT, AS AN INDEPENDENT CONTRACTOR, THE COMPANY IS NOT RESPONSIBLE TO WITHHOLD INCOME OR EMPLOYMENT TAXES FOR THE ADVISOR.  TAXES SHALL BE THE SOLE RESPONSIBILITY OF ADVISOR. ADVISOR IS NOT ELIGIBLE FOR ANY EMPLOYEE BENEFITS THAT THE COMPANY PROVIDES TO ITS EMPLOYEES FROM TIME TO TIME.

8.Governing Laws.  This Agreement shall be governed in accordance with the laws of the State of California, without reference to conflicts of laws principles.

9.Entire Agreement.  This Agreement and the Confidentiality Agreement together constitute the entire agreement between the Parties relating to this subject matter and supersede all prior or contemporaneous oral or written agreements concerning such subject matter.  The terms of this Agreement will govern all Services undertaken by the Advisor for the Company.  This Agreement may only be changed by mutual agreement of authorized representatives of the Parties in writing.

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The parties have executed this Advisor Services Agreement as of the date first above written.

Sunesis Pharmaceuticals, Inc.

By:	/S/ DAYTON MISFELDT
Dayton Misfeldt
Interim Chief Executive Officer

Address:	395 Oyster Point Boulevard, Suite 400
South San Francisco CA 94080

Daniel N. Swisher, Jr.

/S/ DANIEL N. SWISHER, JR.
Address:

Email:

Sunesis Pharmaceuticals, Inc.

Advisor Services Agreement – Signature Page

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